Exhibit 12.1
AMKOR TECHNOLOGY, INC.
COMPUTATION OF RATIO EARNINGS TO FIXED CHARGES
(In thousands except ratio data)

	Year Ended December 31,								Quarter Ended
	2001	2002	2003		2004		2005		March 31, 2006
Earnings
Income (loss) before income taxes, equity investment earnings (losses), minority interests and discontinued operations	$(438,498)	$(564,309)	$(45,303)		$(21,438)		$(144,887)		38,400
Interest expense	138,629	143,441	138,775		145,897		163,125		42,563
Amortization of debt issuance costs	22,321	8,251	7,428		6,182		7,948		1,804
Interest portion of rent	7,282	4,995	5,463		5,928		6,215		2,004
Less (earnings) loss of affiliates	—	—	—		—		—		—

	$(270,266)	$(407,622)	$106,363		$136,569		$32,401		84,771

Fixed Charges
Interest expense	$138,629	$143,441	$138,775		$145,897		$163,125		42,563
Amortization of debt issuance costs	22,321	8,251	7,428		6,182		7,948		1,804
Interest portion of rent	7,282	4,995	5,463		5,928		6,215		2,004

	$168,232	$156,687	$151,666		$158,007		$177,288		46,371

Ratio of earnings to fixed charges	—x [1]	—x [1]	—x	[1]	—x	[1]	—x	[1]	1.83x

1	The ratio of earnings to fixed charges was less than 1:1 for 2005. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $144.9 million of earnings in 2005. The ratio of earnings to fixed charges was less than 1:1 for 2004. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $21.4 million of earnings in 2004. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2003. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $45.3 million of earnings in the year ended December 31, 2003. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2002. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $564.3 million of earnings in the year ended December 31, 2002. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2001. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $438.5 million of earnings in the year ended December 31, 2001.